Exhibit (a)(1)(xiv)

January 19, 2005

Telephone contact script calling shareholder.
Calls to be made by [a representative of ERI Acquisition Group]

Name of Shareholder:
                    -------------------------------------------------------

Good Morning/Afternoon, my name is [insert name of representative] and I am calling on behalf of ERI Acquisition Group regarding the tender offer for Elmer's Restaurants, Inc.

Do you still own shares of stock in Elmer's Restaurants, Inc.?

     o   If no - thank you for your time and goodbye. If yes - then proceed.

Have you received the tender offer materials?

     o   If no - may I send you a copy? If yes - then proceed.

Do you have any questions regarding the tender offer?

     o   If yes:

             o If a technical question such as lost certificate, deceased shareholder, etc. contact the information agent, Bob Roach, at OTR, Inc. (503) 225-0375.

             o If a brokerage firm holds your shares, contact your broker at the number on the first page of the transmittal and they should be able to assist you.

             o If substantive questions about the tender offer, please refer to the Offer to Purchase, including the summary of Questions and Answers on pages 5-16 of the offer.

The scheduled expiration date of the tender offer is February 2, 2005. Thank you.